SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A


           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ____)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-12


                            WESTMORELAND COAL COMPANY
                            -------------------------
                (Name of Registrant as Specified In Its Charter)


   --------------------------------------------------------------------------
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                            WESTMORELAND COAL COMPANY

                                                                 August 16, 2000

Dear Westmoreland Preferred Shareholder:

Recently you have been contacted by a group of dissident stockholders who seek to remove us as directors representing the preferred shareholders. The nominees proposed by this dissident group have been critical of your Company's management and Board of Directors for the past three years. During Westmoreland's bankruptcy they wanted to liquidate the Company, but were rebuffed when the Court granted the Company's motion to be dismissed from Chapter 11. Last year they launched a proxy fight by proposing their own candidates for the Board of Directors, again urging at least a partial liquidation, and were rejected by both common and preferred stockholders.

Now they are at it again, claiming that we do not represent preferred shareholders' interests, despite the fact that we were re-elected by the preferred stockholders in June, receiving over 575,000 votes, about 75 percent of those cast. By continuing to demand management's attention, they divert energy from the implementation of the business plan set forth in the 1999 Annual Report, which the Company sent you in April.

There should be no doubt about our strong past and present commitment to preferred shareholders. For example, in 1997 when we needed to file a plan of reorganization during the bankruptcy, we proposed to give preferred shareholders an 80 percent ownership of the new entity in recognition of their preference rights! It's on the record. In 1998, during discussions surrounding our imminent dismissal from bankruptcy, we proposed delivering $23 million in cash, plus debt and equity securities, to preferred shareholders, in exchange for all preferred shares. We believed our offer had a value in excess of $20 per depositary share with potentially significant upside, and our offer would have been available to all preferred shareholders. That's also on the record, in a letter to the Equity Committee dated October 12, 1998. Led by one of the dissidents, the Equity Committee rejected this offer and demanded a $20 million cash tender offer at $19 per depositary share; this offer was available for less than half the outstanding preferred shares. The Company accepted the Equity Committee's demand and made the offer. When more shares were tendered than were permitted under the agreement, we voluntarily initiated a second offer for an additional 631,000 depositary shares at $19 each. That, too, is on the record.

Just so there can be no possible misunderstanding of what our position is now and has always been: WE BELIEVE WESTMORELAND SHOULD SATISFY THE UNPAID PREFERRED STOCK DIVIDENDS AND RESUME THE DIVIDEND ON THE PREFERRED STOCK AS SOON AS IT CAN LEGALLY AND SAFELY DO SO UNDER DELAWARE LAW AND THE COMPANY'S FINANCIAL COVENANTS.

At this time, the unavoidable fact is that the Company is prohibited by Delaware law from paying any preferred stock dividends. The $27.8 million expended in the two tender offers and the ongoing expense for post-retirement benefits, approximately $22 million annually, have reduced the Company's current stockholders' equity below the level required by law to pay preferred dividends. However, we have been working with the rest of the Board and management to rebuild shareholders' equity so that the Company can pay dividends.

We hope to do that by carrying out the Company's strategic plan, which is being implemented as you read this letter. The Company intends to be opportunistic in acquiring niche businesses in the energy sector (coal, gas, and power production), where it can capitalize on the emerging market for increased levels of low-cost electrical power and a cleaner environment. Your Company has over $200 million of tax loss carryforwards (NOLs). We believe that the Company's acquisition strategy, together with the other components of its strategic plan and the use of its NOLs, will increase Westmoreland's operating profitability and generate free cash flow for the payment of sustainable dividends and permit reinvestment in growth.

As part of its strategic plan, the Company is also working hard to recover substantial sums which we believe are owed to us by various third parties, including Morrison-Knudsen and Virginia Power. The plan seeks to optimize the value of the Company's existing core operations, but the Company is also aggressively pursuing the possible sale of certain non-core assets where we believe favorable values can be captured. On still another front, Westmoreland is actively supporting recent federal legislative proposals to add prescription drug benefits to Medicare. Over one-half of the Company's retiree medical costs are for prescription drugs, and since its responsibility for future benefits are carried on the balance sheet, passage of this legislation would improve the Company's shareholders' equity account, which is calculated under generally accepted accounting principles (GAAP) and audited annually by KPMG LLP.

We know that some of you are frustrated and we wish that it were possible to move faster. Your fears and concerns are reported to us directly and promptly by management and your interests are discussed at every Board meeting. We have had the opportunity to speak to some of you personally. However, others are telling you to be wary of directors you elected to protect your preferred interests, but who own few, if any, preferred shares themselves. Our interests are aligned with yours. So long as there are unpaid preferred stock dividends, under Delaware law, no common stock dividend can be paid and the common stock price will languish. The fact that we have personally invested, for ourselves and others, millions of dollars in Westmoreland provides us with additional motivation and focus to satisfy preferred stockholders' interests. As professional investors, we have sat on the boards of other public companies and have unlocked shareholder value in the past. We believe there is no better approach to serve your economic interests, or ours, than the course which we have helped chart.

We also believe that the execution of the Company's strategic plan will leverage the value of its knowledge, ability, and enviable tax position, resulting in sustained profitability, increasing shareholders' equity, and a rising stock price. Accumulated and regular preferred stock dividends can then be satisfied in a way that should not jeopardize the value or survival of the Company. It is our opinion that excellent progress in the implementation of the Company's strategic plan is being made, and we will report to you on that progress as soon as we are able.

DUE TO THE PROGRESS BEING MADE IMPLEMENTING THE STRATEGIC PLAN, WE ARE GENUINELY HOPEFUL THAT THE PREFERRED DIVIDEND CAN BE REINSTATED SOON. Furthermore, we are proposing to the Board that the Company dedicate the $6 million of cash, which is now held in escrow to secure the Company's compliance with the settlement agreement that facilitated dismissal of the Company's bankruptcy case, to the payment of accumulated preferred dividends, if those dividends are still unsatisfied in the spring of 2002. We expect that these funds will become available in the spring of 2002 if the Company remains in compliance with the financial covenants established under the settlement agreement, and we believe that, if the Company is successful in implementing its strategic plan, it will be able to remain in compliance with these covenants. No responsible director can promise you more than this.

We do not take the fiduciary responsibility entrusted to us lightly. Although it is not our place to evaluate our own performance, we believe we are carrying out our responsibilities in a prudent and ethical manner. We appreciate the time and effort you have taken to read this letter and for your continuing support. PLEASE DO NOT HESITATE TO CONTACT EITHER OF US PERSONALLY.


Sincerely,

Robert E. Killen               Telephone (610) 296-7222, ext. 32

James W. Sight                 Telephone (913) 362-9133


       STOCKHOLDERS SHOULD READ THE COMPANY'S CONSENT REVOCATION MATERIAL
              CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY
                                VOTING DECISIONS.

Certain information required by the Rules of the Securities and Exchange Commission ("SEC")

Westmoreland Coal Company (the "Company") and the following Directors of the Company may be deemed to be participants in the Company's solicitation: Thomas
J. Coffey, Pemberton Hutchinson, Robert E. Killen, William R. Klaus, Thomas W. Ostrander, Christopher K. Seglem, and James W. Sight. Employee participants may include Paul W. Durham (Assistant General Counsel and Secretary), Robert J. Jaeger (Senior Vice President of Finance and Treasurer), Diane S. Jones (Vice President, Corporate Business Development & Corporate Relations), W. Michael Lepchitz (Vice President and General Counsel, and President and General Counsel, Westmoreland Energy, Inc.) and Christopher K. Seglem (Chairman of the Board, President and Chief Executive Officer). The above named individuals collectively beneficially own approximately 1,527,720 shares, or approximately 20.3%, of the Company's outstanding common stock (excluding shares of common stock that may be obtained upon conversion of the Company's depositary shares ("Depositary Shares"), each representing one-quarter of a share of the Company's Series A Convertible Exchangeable Preferred Stock). Such individuals also collectively beneficially own approximately 1,956 Depositary Shares, or approximately 0.2% of the outstanding Depositary Shares, which are convertible into 3,341 shares of the Company's common stock. Beneficial ownership is determined in accordance with rules of the SEC; under these rules, a person is deemed to beneficially own, among other things, shares subject to options exercisable currently or within 60 days. Additional information about the directors and executive officers is included in the Company's proxy statement for its 2000 Annual Meeting of Stockholders, filed with the SEC on April 20, 2000, and is also included in a consent revocation statement filed by the Company with the SEC in response to the consent solicitation filed by the dissidents.

INVESTORS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed by the Company with the SEC will be available free of charge from the Company by contacting Diane S. Jones, Vice President, Corporate Business Development & Corporate Relations, 2 North Cascade Ave., 14th Floor, Colorado Springs CO 80903, 719-442-2600.